EXHIBIT 18


                                                                  EXECUTION COPY

                              SETTLEMENT AGREEMENT

              This Settlement Agreement (the "Agreement") dated November 7, 2005, together with the releases herein, is made and entered into by and between NBC Universal, Inc. ("NBCU") and Paxson Communications Corporation ("Paxson"). The term "Parties" shall refer collectively to all of the parties to this Agreement.

              WHEREAS NBCU filed an action against Paxson in the Delaware Court of Chancery (the "Chancery Court") on August 19, 2004 (the "Chancery Court Action") seeking declaratory relief and asserting breach of contract with respect to the Cost of Capital Dividend Rate provision of the September 15, 1999 Certificate of Designation governing Paxson's 8% Series B Convertible Exchangeable Preferred Stock (the "COD");

              WHEREAS NBCU filed a First Amended Complaint in the Chancery Court Action on September 28, 2004, and Paxson filed an Answer and Counterclaim on October 14, 2004, seeking declaratory relief with respect to certain of NBCU's redemption rights under the COD and the Investment Agreement between National Broadcasting Company, Inc. ("NBC") and Paxson, dated September 15, 1999 (the "Investment Agreement");

              WHEREAS the Parties filed motions for judgment on the pleadings with respect to the claims in the Chancery Court Action, which were denied in one respect and granted in all other respects by the Chancery Court, including that the Chancery Court granted judgment on the pleadings in NBCU's favor with respect to the proper Cost of Capital Dividend Rate under the COD, and whereas Paxson has sought to appeal that ruling to the Supreme Court of Delaware;

              WHEREAS the Chancery Court Action is currently stayed but remains pending;

              WHEREAS NBCU commenced an arbitration proceeding against Paxson with the American Arbitration Association on May 12, 2005 (the "Arbitration Proceeding") seeking damages for alleged breaches of Section 6.7 of the Investment Agreement and Section 10(d) of the Network Sales Agreement between NBC and Paxson, dated November 19, 1999 (the "Network Sales Agreement"), as well as seeking damages and declaratory relief pursuant to allegations that Paxson wrongfully attempted to terminate the Network Sales Agreement, the National Agreement between NBC and Paxson, dated July 16, 2001 (the "National Sales Agreement"), and the Joint Sales Agreements, which were entered into by NBC and Paxson for various local television markets (the "JSAs") pursuant to three letter agreements, dated September 15, 1999, between NBC and Paxson in respect of joint sales of advertising and other joint services by NBC, Paxson and their respective affiliates (the "Letter Agreements") (collectively, the Network Sales Agreement, National Sales Agreement, the JSAs and the Letter Agreements are referred to herein as the "Sales Agreements");

              WHEREAS Paxson filed an Answer in the Arbitration Proceeding denying NBCU's allegations and asserting that NBCU is entitled to no relief in the Arbitration Proceeding; and

              WHEREAS the Arbitration Proceeding is stayed but remains pending:

              NOW, THEREFORE, in consideration of the mutual obligations and promises contained herein, as well as in consideration of the execution and delivery of the Master Transaction Agreement, by and among NBCU, Paxson, and other parties, dated November 7, 2005 (the "Master Transaction Agreement") and the other agreements to be executed and delivered by the Parties pursuant to the Master Transaction Agreement, the Parties agree as follows:

              1. The Parties agree to voluntarily dismiss, with prejudice, all claims, counterclaims, and demands asserted in the Chancery Court Action. Simultaneously with the execution of this Agreement, the Parties shall exchange a signed stipulation of dismissal with prejudice of the Chancery Court Action in the form attached hereto as Exhibit A. NBCU shall file the stipulation with Chancery Court on the business day following the execution of this Agreement.

              2. The Parties agree to voluntarily dismiss, with prejudice, all claims, counterclaims, and demands asserted in the Arbitration Proceeding. Simultaneously with the execution of this Agreement, the Parties shall exchange a signed stipulation of dismissal of the Arbitration Proceeding in the form attached hereto as Exhibit B. NBCU shall submit the stipulation to the American Arbitration Association on the business day following the execution of this Agreement.

              3. NBCU, for itself as well as for its present and former agents, parents, affiliates, subsidiaries, divisions, units, partners, shareholders, officers, directors, employees, contractors, predecessors, successors, assigns, assignors, and attorneys, whether or not acting in such capacity, (collectively, the "NBCU Releasors") hereby releases and forever discharges Paxson and its respective present and former agents, parents, affiliates, subsidiaries, divisions, units, partners, shareholders, officers, directors, employees, contractors, predecessors, successors, assigns, assignors, and attorneys, whether or not acting in such capacity, (collectively, the "Paxson Releasees") from any and all claims, counterclaims, demands, controversies, actions, causes of action, obligations, liabilities, costs (including any court or statutory costs), attorneys' fees, and damages, in law or equity, that have been or could have been brought related to the facts alleged in the Chancery Court Action and/or the Arbitration Proceeding, whether known or unknown; provided, however,
(a) that nothing in this Agreement shall be construed to release, bar, alter, or affect the rights or obligations of the Parties, or any party, under any agreement, and shall not release, bar, alter, or affect any litigation or arbitration claim, based on conduct, facts, or injuries occurring after the date of the execution of this Agreement; and (b) that the Sales Agreements shall remain in full force and effect, provided that the obligations of the Parties thereunder have been and shall continue to be suspended unless the Parties thereto mutually agree in writing to revoke such suspension.

              4. Paxson, for itself and for its present or former agents, parents, affiliates, subsidiaries, divisions, units, partners, shareholders, officers, directors, employees, contractors, predecessors, successors, assigns, assignors, and attorneys, whether or not acting in such capacity, (collectively, the "Paxson Releasors") hereby releases and forever discharges NBCU and its present and former agents, parents, affiliates, subsidiaries, divisions, units, partners, shareholders, officers, directors, employees, contractors, predecessors, successors, assigns, assignors, and attorneys, whether or not acting in such capacity, (collectively, the "NBCU Releasees") from any and all claims, counterclaims, demands, controversies, actions, causes of action, obligations, liabilities, costs (including any court or statutory costs), attorneys' fees, and damages, in law or equity, that have been or could have been brought related to the facts alleged in the Chancery Court Action and/or the Arbitration Proceeding, whether known or unknown; provided, however, (a) that nothing in this Agreement shall be construed to release, bar, alter, or affect the rights or obligations of the Parties, or any party, under any agreement, and shall not release, bar, alter, or affect any litigation or arbitration claim, in each case, based on conduct, facts, or injuries occurring after the date of the execution of this Agreement; and (b) that the Sales Agreements shall remain in full force and effect, provided that the obligations of the Parties thereunder have been and shall continue to be suspended unless the Parties thereto mutually agree in writing to revoke such suspension. On the business day following the execution of this Agreement, Paxson and NBCU shall send a letter to the Federal

Communication Commission ("FCC") in the form attached hereto as Exhibit C, advising the FCC that the Arbitration Proceeding has been voluntarily dismissed by the Parties, withdrawing its prior filings with the FCC concerning the Sales Agreements, stating that the Sales Agreements remain in full force and effect, although the obligations of the Parties thereunder have been suspended, and advising the FCC that the Parties have resolved any dispute regarding the Sales Agreements. The Parties agree that (x) the execution and delivery of the Sales Agreements and the performance by the parties of their obligations thereunder were intended not to create an attributable interest for NBCU in any station affiliated with or owned, operated or controlled by Paxson, (y) NBCU's efforts to enforce its rights under the Sales Agreements did not create any such attributable interest and (z) neither NBCU nor Paxson shall make any statements in the future to the FCC or any third party, in writing or otherwise, inconsistent with or contrary to the foregoing.

              5. The Parties each agree to bear their own costs, including, but not limited to, attorney's fees, arbitrator fees, administrative fees, and filing fees associated with the Chancery Court Action, the Arbitration Proceeding, and the execution and delivery of this Agreement.

              6. The execution of this Agreement and the stipulations contemplated herein shall not be used as, construed as, or deemed to be evidence of any admission or concession of liability, wrongdoing, damages, facts or law on the part of any of the Parties.

              7. If one or more provisions of this Agreement or the application thereof to any person or circumstances is determined by a court or agency of competent jurisdiction to violate any law or regulation, including, without limitation, any rule or policy of the FCC, or to be invalid, void or unenforceable to any extent (a "Conflicting Provision"), the Conflicting

Provision shall have no further force or effect, but the remainder of this Agreement and the application of the Conflicting Provision to other persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable shall not be affected thereby and shall be enforced to the greatest extent permitted by law, so long as any such violation, invalidity or unenforceability does not change the basic economic or legal positions of the Parties. In such event, the Parties shall negotiate in good faith such changes in other terms as shall be practicable in order to effect the original intent of the Parties.

              8. This Agreement may not be amended or modified except by a written instrument signed by or on behalf of all the Parties hereto.

              9. The Parties acknowledge that they have been advised by counsel concerning the contents and effect of this Agreement, that they understand all of its provisions, and that they are entering into this Agreement knowingly and voluntarily.

              10. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

              11. The undersigned persons represent and warrant that they are duly authorized to sign this Agreement on behalf of the person or entity on whose behalf they are listed as signing and that they have full and proper authority to bind such person or entity to all of the terms herein.

              12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and performed within such state, and each party hereby submits to the jurisdiction of the Chancery Court. In the event the

Chancery Court does not have jurisdiction over any dispute arising out of this Agreement, each party hereby submits to the jurisdiction of the United States District Court for the Southern District of New York, provided that in the event such court does not have jurisdiction over any dispute arising out of this Agreement, each party hereby submits to the jurisdiction of the Supreme Court of the State of New York, New York County. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

              IN WITNESS WHEREOF, the Parties hereto and their counsel have caused this Agreement to be duly executed as of the date first above written.




                                     PAXSON COMMUNICATIONS CORPORATION




                                     By:    /s/ Dean M. Goodman
                                        ----------------------------------------
                                        Name:   Dean M. Goodman
                                        Title:  President and Chief Operating
                                                Officer

                                     NBC UNIVERSAL, INC.




                                     By:    /s/ Robert C. Wright
                                        ----------------------------------------
                                        Name:   Robert C. Wright
                                        Title:  President and Chief Executive
                                                Officer

                                    Exhibit A




                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


NBC UNIVERSAL, INC.,                        )
                                            )
                  Plaintiff,                )
                                            )
         v.                                 ) C.A. No. 650-N
                                            )
PAXSON COMMUNICATIONS                       )
CORPORATION,                                )
                                            )
                  Defendant.                )


                     STIPULATION OF DISMISSAL WITH PREJUDICE

         Pursuant to Chancery Court Rule 41(a)(1), plaintiff NBC Universal, Inc. and defendant Paxson Communications Corporation hereby dismiss this action, and all claims and counterclaims asserted therein, with prejudice. Each party shall bear its own costs and attorneys' fees.


CONNOLLY BOVE LODGE & HUTZ LLP             MORRIS NICHOLS ARSHT & TUNNELL


------------------------------------       ------------------------------------
Collins J. Seitz, Jr. (Bar No. 2237)       Kenneth J. Nachbar (Bar No. 2067)
1007 North Orange Street                   David J. Teklits (Bar No. 3221)
P.O. Box 2207                              Morris Nichols Arsht & Tunnell
Wilmington, DE  19899                      1201 North Market Street
(302) 658-9141                             P.O. Box 1347
                                           Wilmington, DE  19899
Stephen Fishbein                           (302) 658-9200
Adam S. Hakki
SHEARMAN & STERLING LLP                    William Pratt, Esq.
599 Lexington Avenue                       KIRKLAND & ELLIS LLP
New York, NY  10022                        153 East 53rd Street
(212) 848-4000                             New York, NY  10022
                                           (212) 446-4862

                                           Attorneys for Paxson Communications

                                           Corporation

Susan E. Weiner
Executive Vice President and
  Deputy General Counsel
NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York  10112
(212) 664-2806

Attorneys for NBC Universal, Inc.


         IT IS SO ORDERED, this ___________ day of ____________________, 2005.


                                             -----------------------------------
                                                       Vice Chancellor






                                                                    (422951; DE)

                                    Exhibit B

                                [S&S Letterhead]




sfishbein@shearman.com     November ____, 2005

(212) 848-4424



By Fax

Jennifer Eltahan
Case Manager
American Arbitration Association
950 Warren Avenue
East Providence, Rhode Island 02914

      Re: 13 140 Y 01097 05 - NBC Universal, Inc. V. Paxson Communications
                                  Corporation
          ----------------------------------------------------------------


Dear Ms. Eltahan:
Please be advised that Claimant NBC Universal, Inc. and Respondent Paxson Communications Corporation hereby withdraw and dismiss all claims in the above-referenced arbitration.


                                              Very truly yours,



-----------------------------------           ----------------------------------
Stephen Fishbein, Esq.                        William Pratt, Esq.
SHEARMAN & STERLING LLP                       KIRKLAND & ELLIS LLP
599 Lexington Avenue                          153 East 53rd Street
New York, New York 10022                      New York, New York 10022

Attorney for NBC Universal, Inc.              Attorney for Paxson Communications
                                              Corporation


cc:  Susan Weiner, Esq.

                                    EXHIBIT C



November ____, 2005

The Honorable Kevin J. Martin
Chairman
Federal Communications Commission
The Portals -- 8th Floor
445 12th Street, SW
Washington, DC 20554

                 Re: Paxson Communications Corporation and NBCU
                     ------------------------------------------

Dear Chairman Martin:

         Paxson Communications Corporation ("PCC") hereby withdraws that series of letters that PCC filed with the Office of the Chairman on the following dates: April 28, 2005, May 4, 2005, May 23, 2005, June 22, 2005, and July 21,
2005 (the "PCC Correspondence"). Paxson Management Corporation ("PMC") joins in this request.(1) In response to the PCC Correspondence, NBC Universal, Inc. (f/k/a National Broadcasting Company, Inc.) ("NBCU") submitted letters to the Office of the Chairman on the following dates: May 25, 2005 and June 7, 2005 (the "NBCU Correspondence"). NBCU hereby withdraws the NBCU Correspondence. The PCC Correspondence and the NBCU Correspondence addressed certain matters arising under the contractual agreements between PCC and NBCU, which were previously considered by the Commission in Telemundo Group, Inc., 17 FCC Rcd 6958 (2002). By letter dated May 23, 2005, PCC advised your office that NBCU had filed with the American Arbitration Association a request for arbitration regarding the Parties' rights and responsibilities under the agreements.

         Since the filing of the PCC Correspondence and the NBCU Correspondence, NBCU and PCC have voluntarily dismissed the arbitration proceeding and have settled their contractual dispute. In addition, the Network Sales Agreement, the National Sales Agreement and the Joint Sales Agreements between PCC and NBCU remain in full force and effect, although, at this time, the obligations of the parties thereunder have been suspended unless the parties thereto mutually agree in writing to revoke such suspension. Accordingly, there is no reason for any Commission action regarding those matters, and PCC hereby withdraws the PCC Correspondence and NBCU hereby withdraws the NBCU Correspondence and PCC and NBCU hereby request the dismissal of this matter with prejudice.

         Please inform the undersigned if any question should arise concerning this request.



---------------------------
1 PMC is a party to this letter because pursuant to prior Commission consent (see FCC File Nos. BTTCT-20050817ADH, et seq.), PMC has voting control over the licensees of the PCC television stations.

                                      PAXSON COMMUNICATIONS CORPORATION



                                      By:
                                           -------------------------------------
                                           John R. Feore, Jr., Esq.
                                           Dow, Lohnes & Albertson, PLLC
                                           1200 New Hampshire Ave., NW
                                           Suite 800
                                           Washington, DC  20036
                                           Its Counsel




                                      NBC UNIVERSAL, INC.



                                      By:
                                           -------------------------------------
                                           Margaret Tobey, Esq.
                                           Morrison & Foerster
                                           2000 Pennsylvania Ave., NW
                                           Suite 5500
                                           Washington, DC  20006
                                           Its Counsel



cc: Commissioner Kathleen Q. Abernathy
    Commissioner Michael J. Copps
    Commissioner Jonathan S. Adelstein
    Donna Gregg, Chief, Media Bureau
    Robert Ratcliffe, Deputy Bureau Chief, Media Bureau